Exhibit 99.1

news release

For Immediate Release

Contacts:

Jean Suzuki	Larry Dennedy
(650) 454-2648	MacKenzie Partners, Inc.
Jean.suzuki@facetbiotech.com	(212) 925-5500

FACET BIOTECH RESPONDS TO RODERICK WONG LETTER AND PRESS RELEASE

Redwood City, Calif., April 6, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today sent the following letter in response to Roderick Wong’s March 26, 2009 letter and accompanying director nomination notice and March 30, 2009 press release:

Dear Dr. Wong:

We are in receipt of your letter dated March 26, 2009 and the accompanying notice of your intent to nominate directors at our 2009 Annual Meeting of Stockholders.  We welcome the input of our stockholders, and our Board has considered the suggestions articulated in your letter and March 30, 2009 press release.

Our Board and management remain firmly committed to increasing the value of the Company to our stockholders.  To this end, our Board has regularly evaluated the Company’s business plan as well as strategic alternatives to create value for our stockholders since the Company’s spin-off less than four months ago.  In this regard, we note the following:

•                  Facet has undergone a rigorous analysis of its strategy, both in connection with our recent spin-off and subsequently.

•                  Our goal has been to focus on therapeutic areas that we believe hold the greatest opportunity for us to create meaningful value for our stockholders.  As a result of our continued review and analysis, we are focusing our efforts on oncology.

•                  We believe our development programs and technology capabilities represent substantial potential value for our stockholders.  Indeed, our collaborations with Bristol-Myers Squibb and Biogen Idec on certain of our development programs validate the value of these programs.  We firmly believe that by continuing to advance these and other programs, as well as our proprietary protein engineering technology platform, we can enhance value for our stockholders.

•                  Furthermore, in an effort to maintain strict financial discipline, we have aggressively lowered our cost structure.  In particular, as we recently announced, we have reduced our headcount and our overall anticipated cash utilization in 2009, thereby extending the time period for which we have funding.

We believe that our current Board, comprised of four independent directors and Faheem Hasnain, our President and Chief Executive Officer, and the management of the Company have a record of working to advance the interests of all stockholders, consistent with their fiduciary duty.

Based on our strategic review and ongoing analyses, the Board believes that our current strategic plan is the right plan to build value for our stockholders.  Since we are committed to considering all alternatives to creating value, we have reviewed your proposal for the liquidation of the Company.  We have, however, unanimously concluded that the interests of our stockholders are best served by continuing to focus on executing our current strategy.  Moreover, the Board believes that the assumptions stated in your March 30 press release with regard to the Company’s ability to distribute a significant cash dividend do not properly take into account, among other things, the Company’s significant lease and other obligations, which are detailed in the Company’s 2008 Annual Report on Form 10-K.  Further, we believe that in this current economic environment, your proposals would significantly impair the Company’s ability to realize appropriate value for its existing assets.

Accordingly, we do not believe that your suggestions are in the best interests of our stockholders.  We intend to maintain an open and active dialogue with our stockholders as we continue to work to enhance stockholder value.

Sincerely,

Brad Goodwin

Chairperson of the Board

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products and leveraging its research and development capabilities to identify and develop new oncology drugs. Facet Biotech launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Important Information/ Solicitation Participants Legend

Facet Biotech will be filing a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for its 2009 annual meeting of stockholders.  Stockholders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information.  Stockholders will be able to obtain a free copy of the definitive proxy statement and other documents that Facet Biotech filed with the SEC at the Commission’s website at www.sec.gov. The definitive proxy statement and other relevant documents will be available free of charge by directing a request to Facet Biotech Corporation, Attn: Investor Relations, 1400 Seaport Blvd., Redwood City, CA 94063, or from Facet’s website at www.facetbiotech.com.

Facet Biotech, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the Facet Biotech stockholders in connection with the 2009 Annual Meeting of Stockholders. Stockholders may obtain information regarding such individuals in Facet’s Biotech’s preliminary proxy statement filed with the SEC on April 3, 2009.

Forward-looking Statements

This press release contains forward-looking statements.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results are discussed in Facet Biotech’s filings with the SEC, including the “Risk Factors” section of its Annual Report on Form 10-K filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.